Consent of Independent Registered Public Accounting Firm

The Board of Directors
Zale Corporation

We consent to the incorporation by reference in the registration statement (No. 333-40967) on Form S-8 of Finlay Enterprises, Inc. of our report dated October 30, 2007, with respect to the balance sheets of Bailey Banks & Biddle, a wholly owned business unit of Zale Corporation, as of July 31, 2006 and 2007, and the related consolidated statements of operations, changes in parent investment, and cash flows for the years then ended, which report appears in the Form 8-K of Finlay Enterprises, Inc. dated November 13, 2007.

/s/ KPMG LLP

Dallas, Texas
November 8, 2007